Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

November 7, 2025	ASL Ventures Limited

	By:	/s/ Hue Kwok Chiu
Director

November 7, 2025	Hue Kwok Chiu

/s/ Hue Kwok Chiu